Exhibit 5.1








                                                   January 22, 1997



VidaMed, Inc.
1380 Willow Road, Suite 101
Menlo Park, California 94025

         Re:      VidaMed, Inc. (the "Company")
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a shelf offering of (i)1,000,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), (ii) Warrants to purchase shares of Common Stock of the Company (the "Warrants") and (iii) 100,000 shares of the Company's Common Stock, $.001 par value per share, issuable upon exercise of the Warrants, all of which are authorized but unissued. As your counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the above securities.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Securities, the Securities when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                                           Very truly yours,

                                           WILSON, SONSINI, GOODRICH & ROSATI
                                           Professional Corporation




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